Mercantile Bancorporation Inc.
Horizon Investment and
Savings Plan and Trust
Financial Statements and Supplemental Schedule
For the Years Ended
December 31, 2002 and 2001

Mercantile Bancorporation Inc.
Horizon Investment and Savings Plan and Trust

Index to Financial Statements

Page(s)

Report of Independent Accountants	1
Report of Independent Auditors	2
Financial Statements:
Statements of Net Assets Available for Benefits at December 31, 2002 and 2001	3
Statements of Changes in Net Assets Available for Benefits for the years ended December 31, 2002 and 2001	4
Notes to Financial Statements	5-9
Supplemental Schedule:
Schedule of Assets (Held at End of Year) at December 31, 2002	10

Report of Independent Accountants

To the Participants and Plan Committee of the Mercantile Bancorporation Inc.
Horizon Investment and Savings Plan and Trust:

We have audited the accompanying statements of net assets available for benefits of Mercantile Bancorporation Inc. Horizon Investment and Savings Plan and Trust as of December 31, 2002, and the related statements of changes in net assets available for benefits for the year then ended. These financial statements are the responsibility of the Plan’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the net assets available for benefits of the Plan at December 31, 2002, and the changes in its net assets available for benefits for the year then ended, in conformity with accounting principles generally accepted in the United States.

Our audit was performed for the purpose of forming an opinion on the financial statements taken as a whole. The accompanying supplemental schedule of assets (held at end of year) as of December 31, 2002 is presented for purposes of additional analysis and is not a required part of the financial statements but is supplementary information required by the Department of Labor’s Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. This supplemental schedule is the responsibility of the Plan’s management. The supplemental schedule has been subjected to the auditing procedures applied in our audit of the financial statements and, in our opinion, is fairly stated in all material respects in relation to the financial statements taken as a whole.

/s/ Ernst & Young LLP

Minneapolis, Minnesota
June 27, 2003

Report of Independent Auditors

To the Participants and Plan Committee of the Mercantile Bancorporation Inc.
Horizon Investment and Savings Plan and Trust

In our opinion, the accompanying statement of net assets available for benefits and the related statement of changes in net assets available for benefits present fairly, in all material respects, the net assets available for benefits of the Mercantile Bancorporation Inc. Horizon Investment and Savings Plan and Trust (the “Plan”) at December 31, 2001, and the changes in net assets available for benefits for the year then ended, in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Plan’s management; our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

/s/ PricewaterhouseCoopers LLP

Minneapolis, Minnesota
June 28, 2002

Mercantile Bancorporation Inc.
Horizon Investment and Savings Plan and Trust

Statements of Net Assets Available for Benefits
At December 31, 2002 and 2001

	2002	2001

Assets
Investments, at fair value	$259,498,231	$289,221,600
Interest and dividends receivable	1,374,380	1,478,947
Cash	143,644	817,013

Total assets	261,016,255	291,517,560

Liabilities
Accrued expenses	—	23,769

Net assets available for benefits	$261,016,255	$291,493,791

The accompanying notes are an integral part of these financial statements.

Mercantile Bancorporation Inc.
Horizon Investment and Savings Plan and Trust

Statements of Changes in Net Assets Available for Benefits
For the years ended December 31, 2002 and 2001

	2002	2001

Additions
Additions to net assets attributed to:
Interest and dividends	$7,715,408	$7,257,483
Contributions:
Participants	11,008,364	11,989,384
Employer	6,151,331	6,794,551

Total additions	24,875,103	26,041,418

Deductions
Deductions from net assets attributed to:
Net depreciation in fair value of investments	16,941,759	31,716,761
Benefits paid to participants	38,277,155	62,732,134
Administrative expenses	133,725	266,515

Total deductions	55,352,639	94,715,410

Net decrease	(30,477,536)	(68,673,992)
Net assets available for benefits:
Beginning of year	291,493,791	360,167,783

End of year	$261,016,255	$291,493,791

The accompanying notes are an integral part of these financial statements.

Mercantile Bancorporation Inc.
Horizon Investment and Savings Plan and Trust

Notes to Financial Statements

1.	Description of the Plan

The following description of the Mercantile Bancorporation Inc. Horizon Investment and Savings Plan and Trust (the “Plan”) provides only general information. Participants should refer to the plan document for a more complete description of the Plan’s provisions.

Participation and Administration
The Plan, which was adopted in 1969, is a defined contribution plan which covers all employees of U.S. Bancorp (the “Company”) who were previously employees of Mercantile Bancorporation Inc. who have completed 1 year of eligible service or employees with an account balance resulting from a qualified rollover. The Plan is subject to the provisions of the Employee Retirement Income Security Act of 1974 (“ERISA”). The Company serves as the trustee and plan administrator. The plan administrator manages and directs the operation of the Plan.

On February 27, 2001, Firstar Corporation merged with U.S. Bancorp through a tax-free exchange of shares. Under the terms of the merger agreement, shareholders of Firstar Corporation received one share of common stock of the combined company for each share of Firstar common stock.

Mergers
Effective January 1, 2003, the Plan, with total assets of $261,016,255, merged with the U.S. Bancorp 401(k) Savings Plan. Such merger has been reflected as if it occurred on December 31, 2002, for Form 5500 reporting purposes.

Contributions
Participants may elect to make voluntary tax deferred deposits to the Plan up to 15 percent of their compensation in each plan year. The Plan provides for Company matching contributions equal to 100 percent of the first three percent of the participant’s base compensation, as defined by the Plan, that a participant contributes to the Plan, plus 50 percent of the next 3 percent of the participant’s base compensation that a participant contributes to the Plan. All Company contributions are invested exclusively in the U.S. Bancorp Stock Fund, and may be made in the form of cash or in shares of Company stock. Effective March 1, 2002, the participants of the Plan became eligible to transfer all or any portion of their nonparticipant-directed Company stock fund account to one or more of the investment funds. Contributions are not to exceed the maximum limits allowed by the Internal Revenue Code (“IRC”). Participants are fully vested in all contributions immediately.

Participant Accounts
Each participant’s account is credited with the participant’s contributions, the participant’s share of the Company’s contributions and an allocation of plan earnings net of administrative expenses. Allocations are based on participant account balances, as defined by the Plan. The benefit to which a participant is entitled is the benefit that can be provided from the participant’s account.

Investment Options
Employee contributions to the Plan are invested in one or more of the available investment funds, including the U.S. Bancorp Stock Fund. Each participant is responsible for designating multiples of 1 percent of employee contributions among the available investment funds. Such designations may be changed daily at the participant’s discretion.

Mercantile Bancorporation Inc.
Horizon Investment and Savings Plan and Trust

Notes to Financial Statements

Participant Notes Receivable
Participants may borrow from their fund accounts a minimum of $1,000 up to a maximum equal to the lesser of $50,000 or 50 percent of their account balance. Loan terms range from 1 to 5 years or up to 15 years for the purchase of a primary residence. The loans are secured by the balance in the participant’s account and bear interest at a rate commensurate with the rate which would be charged by commercial lenders for similar loans.

Payment of Benefits
Upon termination of employment, participants with an account balance less than $5,000 are paid in a lump sum. Participants with an account balance of $5,000 or more, upon termination of employment, may elect to be paid the balance of their account, either immediately or upon retirement, in a lump sum or installments over a period not to exceed 10 years in accordance with plan provisions.

Plan Termination
Although it has not expressed any intent to do so, the Company has the right under the Plan to discontinue its contributions at any time and to terminate the Plan subject to the provisions of ERISA.

2.	Summary of Significant Accounting Policies

Basis of Accounting The financial statements of the Plan are prepared under the accrual method of accounting.

Use of Estimates
The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

Risks and Uncertainties
The Plan’s investments are exposed to various risks, such as interest rate, market, and credit risks. Due to the level of risk associated with certain investments and the level of uncertainty related to changes in the values of investments, it is at least reasonably possible that changes in risks in the near term would materially affect the amounts reported in the statements of net assets available for benefits and the statements of changes in net assets available for benefits.

Investment Valuation and Income Recognition
The Plan’s investments are stated at fair value. Shares of registered investment companies are valued at quoted market prices which represent the net asset value of shares held by the Plan at year-end. The Company stock is valued at its quoted market price. Participant loans are valued at their principal balance, which approximates fair value. Purchases and sales of securities are recorded on a trade-date basis. Interest and dividend income is recorded on the accrual basis.

Brokers’ commissions and other expenses incurred upon the purchase of securities are included in the cost of the securities. Brokers’ commissions and other expenses incurred upon the sale of securities are reflected as a reduction in the proceeds from the sale.

The change from the beginning to the end of the year in the difference between current value and the cost of investments is reflected in the statements of changes in net assets available for benefits in net appreciation or depreciation in the fair value of securities.

The net gain (loss) on sale of securities is the difference between the proceeds received and the average cost of investments sold. Purchases and sales of securities are recorded on the trade date. If a trade is open at the end of the year, a settlement receivable or payable is reflected in the statements of net assets available for benefits. The net gain (loss) on sales of securities is reflected in the statements of changes in net assets available for benefits.

Mercantile Bancorporation Inc.
Horizon Investment and Savings Plan and Trust

Notes to Financial Statements

Administrative Expenses Certain expenses of the Plan are paid by the Company.

Benefit Payments Benefits are recorded when paid.

3.	Investments

The following presents investments that represent 5 percent or more of the Plan’s net assets:

December 31, 2002
U.S. Bancorp common stock, 6,994,443 shares	$148,422,080
First American Funds, Inc. Equity Income Fund, 2,916,063 shares	29,918,809
First American Funds, Inc. Balanced Fund, 1,983,669 shares	17,357,105
First American Funds, Inc. Prime Obligations Fund, 15,088,155 shares	15,088,155
First American Funds, Inc. Equity Index Fund, 852,710 shares	14,078,247

December 31, 2001
U.S. Bancorp common stock, 7,771,070 shares	$162,648,495
First American Funds, Inc. Growth & Income Fund, 1,138,625 shares	38,633,534
First American Funds, Inc. Balanced Fund, 2,042,091 shares	20,747,646
First American Funds, Inc. Equity Index Fund, 740,457 shares	15,919,824
First American Funds, Inc. Small Cap Index Fund, 1,305,863 shares	15,213,306

During 2002 and 2001, the Plan’s investments (including gains and losses on investments bought and sold, as well as held during the year) depreciated in value by $16,941,759 and 31,716,761 as follows:

	Year Ended December 31, 2002	Year Ended December 31, 2001

Common stock	$2,974,661	$(17,827,936)
Mutual funds	(19,916,420)	(13,888,825)

	$(16,941,759)	$(31,716,761)

Mercantile Bancorporation Inc.
Horizon Investment and Savings Plan and Trust

Notes to Financial Statements

4.	Nonparticipant-Directed Investments

Information about the net assets and the significant components of the changes in net assets relating to the nonparticipant-directed investments is as follows:

	December 31,

	2002	2001

Net assets:
Common stock	$—	$162,648,495
Accrued dividends	—	1,478,533

	$—	$164,127,028

	Year Ended	Year Ended
	December 31,	December 31,
	2002	2001

Changes in net assets:
Dividends	$—	$6,025,424
Contributions	1,865,963	9,632,905
Net depreciation	(617,609)	(17,827,936)
Benefits paid to participants	(2,933,460)	(37,714,704)
Administrative expenses	(4,124)	(114,720)
Transfers to participant-directed investments	(162,437,798)	(5,120,700)

	$(164,127,028)	$(45,119,731)

5.	Tax Status of the Plan

The Plan has applied for but has not received a determination letter from the Internal Revenue Service stating that the Plan is qualified under Section 401(a) of the Internal Revenue Code (the “Code”). However, the plan administrator believes that the plan is qualified and, therefore, the related trust is exempt from taxation.

Mercantile Bancorporation Inc.
Horizon Investment and Savings Plan and Trust

Notes to Financial Statements

6.	Transactions with Parties-In-Interest

On December 31, 2002 and 2001, the Plan owned 6,994,443 and 7,771,070 shares of U.S. Bancorp common stock, respectively.

Fees paid for trust services rendered by parties-in-interest were based on customary and reasonable rates for such services.

Other expenses incurred represent professional fees paid to the Plan’s benefit consultants and the costs of printing enrollment forms, summary plan descriptions and other miscellaneous items. These expenses were paid directly by the Plan for the years ended December 31, 2002 and 2001.

7.	Reconciliation of Financial Statements to Form 5500

The following is a reconciliation of net assets available for benefits per the financial statements to Form 5500:

December 31,

2001

Net assets available for benefits per the financial statements	$291,493,791
Benefits payable	(622,488)

Net assets available for benefits per Form 5500	$290,871,303

SUPPLEMENTAL SCHEDULE

Mercantile Bancorporation Inc.
Horizon Investment and Savings Plan and Trust

Schedule of Assets (Held at End of Year)
At December 31, 2002

	Identity of Issue,		Current
	Lessor or Similar Party	Description	Value

	Corporate Stock:
*	U.S. Bancorp	Common Stock	$148,422,080
	Mutual Funds:
	First American Prime Obligations Fund	Mutual Fund	15,088,155
	First American Balanced Fund	Mutual Fund	17,357,105
	First American Equity Income Fund	Mutual Fund	29,918,809
	First American Equity Index Fund	Mutual Fund	14,078,247
	First American Fixed Income Fund	Mutual Fund	11,040,275
	First American International Fund	Mutual Fund	5,823,614
	First American Small Cap Index Fund	Mutual Fund	12,468,396
	Participant loans	Principal loan amount, interest rates ranging from 5.25 percent to 10.50 percent, with varied maturies from January 15, 2003 to October 31, 2017	5,301,550

Total assets held for investment purposes			$259,498,231

*	Denotes party-in-interest to the Plan.